Exhibit 10.1

SHARE PUT OPTION AND AMENDMENT AGREEMENT

concluded on July 3, 2025 (“Signature Date”)

PArties:

PSYENCE LABS LTD, a private company incorporated in the British Virgin Islands under company registration number 2136220 (“PsyLabs”); and

PSYENCE BIOMEDICAL LTD, a public company incorporated in Ontario, Canada under corporation number 1000582144 (“PBM”),

each a “Party” and collectively, the “Parties”.

1.	introduction:

1.1.	On or about June 1, 2025, the Parties entered into a Right of First Refusal Agreement (“ROFR Agreement”), whereby PsyLabs granted PBM the right of first refusal (“ROFR”) to enter into an exclusive intellectual property license agreement for the use of a botanical extract ibogaine-based drug substance (“Drug Substance”) and the associated intellectual property rights in relation to the treatment of substance use disorder, including alcohol use disorder (“SUD & AUD”).

1.2.	In exchange for the ROFR, PBM wishes to grant PsyLabs a put option to compel PBM to invest in PsyLabs under agreed terms, subject to the approval of PBM’s Board of Directors.

1.3.	In addition to the terms defined elsewhere in this share put option and amendment agreement (this “Agreement”) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the ROFR Agreement or in the annexures thereto.

1.4.	The Parties also wish to make certain amendments to the ROFR Agreement and wish to record these amendments in writing.

2.	Put Option

2.1.	Grant of Option

PBM hereby grants to PsyLabs an irrevocable put option (the “Put Option”) exercisable at any time during the 12-month period from the Signature Date (“Put Option Period”), to require PBM to subscribe (the “Subscription”) for shares in PsyLabs (“PsyLabs Shares”) up to an amount of USD5,000,000 (the “Total Investment Amount”).

2.2.	PsyLabs may exercise the Put Option:

a)	in one or more tranches;

b)	at its sole discretion; and

c)	by issuing a written notice (“Put Option Exercise Notice”) to PBM specifying:

(i)	the number of PsyLabs Shares to be subscribed for;

(ii)	the subscription price per PsyLabs Share;

(iii)	the total subscription amount for that tranche (“Subscription Amount”);

(iv)	proposed closing date of the Subscription, which date may be amended by way of agreement between the Parties (“Closing Date”); and

(v)	attaching documentation evidencing the FMV.

2.3.	Valuation

a)	The Subscription shall be made at a fair market valuation equal to the most recent valuation of PsyLabs in the last arm’s-length financing round prior to the exercise of the Put Option (the “FMV”).

b)	The FMV must be supported by an independent valuation acceptable to PBM in its sole discretion.

3.	Share-for-Share Exchange

3.1.	Upon exercise of the Put Option, and subject to PBM Board Approval (as defined below), the Subscription Amount shall be settled by way of a share-for-share exchange (the “Share Exchange”) on the Closing Date, whereby:

a)	PsyLabs shall issue to PBM PsyLabs Shares, equivalent in value to the Subscription Amount at the FMV; and

b)	PBM shall issue to PsyLabs an equivalent value of common shares in PBM at a price per share equal to the Volume Weighted Average Price (VWAP) of the PBM’s common stock over the thirty (30) trading days immediately preceding the Closing Date (the “30-Day VWAP”). For the purposes of this Agreement, “VWAP” shall mean the daily volume weighted average price of PBM’s common stock as reported by Bloomberg (or another mutually agreed-upon reputable data source), measured from the open of trading on NASDAQ to the close of trading on each trading day.

3.2.	The Parties agree that no cash consideration shall be exchanged in connection with the Subscription Amount.

4.	Conditions Precedent & Conditions to the Obligations of the Parties

4.1.	Save for clauses 1, and 4 to 8, all of which will become effective immediately, this Agreement is subject to the fulfilment of the following suspensive conditions (“Conditions Precedent”) that –

a)	the board of directors of PBM approves and ratifies the entering into of this Agreement and all other agreements and transactions contemplated herein;

b)	PBM has obtained all such approvals for the Put Option and all other transactions contemplated in this Agreement as may be required by the NASDAQ, OSC and any other regulatory body with jurisdiction over PBM;

c)	PBM has delivered to PsyLabs written notice stating that it is satisfied with the results of the due diligence investigation carried out by it and that it wishes to proceed with the Agreement; and

d)	the representations and warranties of PsyLabs as set out in clause 7 and annexure A are true and correct.

4.2.	Unless all the Conditions Precedent have been fulfilled or waived, the provisions of this Agreement, save for clauses 1, and 4 to 8 which will remain of full force and effect, will never become of any force or effect and the status quo ante will be restored as near as may be possible and none of the Parties will have any claim against the others in terms hereof or arising from the failure of the Conditions Precedent.

4.3.	The obligation of PBM to consummate the transactions to be performed by it in connection with the Put Option and the Share Exchange is subject to the satisfaction or written waiver, of each of the following conditions (“Bring-Down Conditions”):

a)	the board of directors of PBM approves the transactions contemplated in the Put Option Exercise Notice, which approval must be obtained within 20 business days of receipt of same;

b)	documentation evidencing the FMV has been provided by PsyLabs to PBM;

c)	the representations and warranties of PsyLabs as set out in clause 7 and annexure A are true and correct as at the date of the Put Option Exercise Notice and each Closing Date; and

d)	PsyLabs has provided written confirmation that no circumstances exits nor have any events taken place which have or can reasonably be expected to result in a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of PsyLabs and its subsidiaries, taken as a whole.

4.4.	If the Bring Down Conditions are not met, the relevant Put Option Exercise Notice shall automatically terminate, and neither Party shall have any further rights or obligations under the Put Option Exercise Notice.

5.	AMENDMENT OF THE ROFR AGREEMENT

5.1.	The ROFR Agreement is hereby amended by expanding the applicable indication of SUD & AUD to SUD & AUD as well as TBI (traumatic brain injury) and therefore all references to “SUD & AUD” shall include TBI.

5.2.	Save to the extent specifically or by necessary implication modified in or inconsistent with the provisions of this Agreement, all the terms and conditions of the ROFR shall mutatis mutandis continue in full force and effect. If there is any discrepancy between this Agreement and any of the ROFR Agreement, this Agreement shall prevail.

6.	INTERIM PERIOD AND LIAISON ON CONDUCT OF BUSINESS

PsyLabs shall procure that during the Put Option Period, the business will be carried on in substantially the normal and ordinary course, and the PsyLabs shall not enter into any contract or commitment or do anything which, in any such case, is out of the normal and ordinary course of the business. In particular, but without limitation to the generality of the foregoing, PsyLabs undertakes that during the Put Option Period it will not –

6.1.	alter the existing nature or scope of the business;

6.2.	manage the business otherwise than in accordance with its business and trading policies and practices up to the Signature Date, except as may be necessary to comply with any statutory changes;

6.3.	incur or agree to incur any capital expenditure other than in the normal and ordinary course of business;

6.4.	keep the business and the assets of the company used in respect of the business substantially intact, including the present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and the employees.

7.	Warranties and Representations

7.1.	Each of the Parties hereby represents and warrants to the other Party, as at the date of this Agreement, as at the date of each Put Option Exercise Notice and each Closing Date, that:

a)	it is a company duly incorporated and validly existing under the laws of their respective jurisdictions of incorporation, with full corporate power and authority to own its assets and carry on its business as currently conducted;

b)	subject to the provisions of clause 4, it has full power and authority to enter into and perform its obligations under this Agreement, and the execution, delivery, and performance of this Agreement have been duly authorised by all necessary corporate action;

c)	the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any breach of, or constitute a default under, any agreement, instrument, or obligation to which the Party is a party or by which it is bound, nor violate any law, regulation, order, or judgment applicable to that Party.

7.2.	PsyLabs hereby gives to and in favour of PBM the representations and warranties more fully set out in annexure A as at the date of this Agreement, as at the date of each Put Option Exercise Notice and each Closing Date.

8.	Miscellaneous

8.1.	Confidentiality. Each Party shall maintain the confidentiality of the terms of this Agreement and any information disclosed pursuant hereto, except to the extent disclosure is required by law or regulation.

8.2.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Ontario, Canada, without regard to conflict of law principles.

8.3.	Entire Agreement. This Agreement, read with the ROFR Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior discussions, understandings, or agreements.

8.4.	Amendments. No amendment or modification of this Agreement shall be valid unless in writing and signed by both Parties.

8.5.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Signature Date.

SIGNED at Toronto on July 3, 2025

For and on behalf of
PSYENCE LABS LTD

Signature

Name of Signatory

Designation of Signatory

SIGNED at Toronto on July 3, 2025

For and on behalf of
PSYENCE BIOMEDICAL LTD

Signature
Jody Aufrichtig

Name of Signatory
Executive Chairman & Director

Designation of Signatory

ANNEXURE A – PSYLABS WARRANTIES

The representations and warranties listed below are applicable in respect of the PsyLabs group of companies which includes all subsidiaries of PsyLabs.

1.	The PsyLabs Shares to be issued and allotted to PBM under this Agreement will, upon issuance, be duly authorised, validly issued, fully paid, and non-assessable, and will be issued free and clear of any encumbrances or third-party rights.

2.	PsyLabs is not in violation of any applicable law, regulation, or order which would materially affect its ability to perform its obligations under this Agreement or the value of the PsyLabs Shares.

3.	PsyLabs is entitled and able to give free and unencumbered title in the PsyLabs Shares to PBM.

4.	No person has any claim to or in respect of the PsyLabs Shares.

5.	The minute books of PsyLabs contain all material resolutions passed by the directors and shareholders thereof, save for resolutions required to give effect to the provisions of this Agreement.

6.	PsyLabs has properly maintained all registers required to be maintained by it in accordance with the BVI Business Companies Act (Revised 2020) (the “Act”).

7.	PsyLabs’ books, accounts and records are in its possession, have been properly maintained according to law, do not contain any material inaccuracies or discrepancies and are capable of being written up within a reasonable time so as to record, in accordance with generally accepted accounting principles, all of the transactions to which PsyLabs was or is a party.

8.	PsyLabs’ business is a going concern.

9.	PsyLabs has all such licences as are prescribed by law for the conduct of its business in each jurisdiction in which it carries on business.

10.	The plant, machinery and equipment belonging to PsyLabs are in good working order and condition, fair wear and tear excepted, have been properly maintained and are capable of carrying out the functions for which they are intended.

11.	PsyLabs does not have any liabilities (whether actual, or contingent) other than –

a.	those liabilities which are brought to account or fully provided for in the means the internally prepared management accounts of the company, as at the Signature Date and at the date of each Put Option Exercise Notice (“Management Accounts”) and in the case of contingent liabilities referred to by way of appropriate notes in the Management Accounts; and

b.	liabilities incurred in the normal and ordinary course of its business during the period following the period covered by the Management Accounts.

12.	The Management Accounts will –

a.	comply with the requirements of the Act;

b.	fairly present the financial position, operations and results of the company as at the close of business at the end of the financial period to which they relate;

c.	save as noted therein, reflect no change in any of the bases of accounting or accounting principles used in the preparation of the Management Accounts;

d.	reflect or disclose all liabilities, actual or contingent, at their full amount;

e.	adequately provide for bad and doubtful debts as well as for any and all accrued liabilities including accrued leave pay, accrued holiday pay, pensions, bonuses or other similar payments or liabilities to employees.

13.	PsyLabs’ is not a party to any current or pending litigation or similar legal proceedings (including arbitration, criminal proceedings or administrative proceedings) and is not aware of any facts or circumstances which may at the Signature Date or thereafter lead to any such proceedings against the company.

14.	All intellectual property used by the company in respect of its business is either owned by the company or validly licensed to the company.

15.	All proper returns that may have become due by the company from time to time under any law administered by the applicable revenue service have been duly made.

16.	All returns by the company in respect of tax have been rendered on a proper basis, are correct.

17.	The company is not in material breach of any law relating to tax.

18.	The company is party to valid leases of the land and immovable property used by it in the business.

19.	All fixtures and fittings of a permanent nature included in the immovable property are fully paid for, owned by the company, and in good working order and condition.

20.	All fixtures and fittings of a permanent nature included in the immovable property are fully paid for, owned by the company, and in good working order and condition.

21.	The immovable property owned by the company is not subject to any mortgage, pledge, lien, notarial bond or other similar real right.

22.	The company is in compliance with all environmental laws that apply to the company and its business.

23.	The company has complied with all wage and employee rules, regulations and legislation and all determinations, arbitration awards and collective agreements which apply to it and its employees.

24.	PsyLabs has made a full and complete disclosure to PBM of the affairs of PsyLabs and its business and all material information of whatsoever nature or kind has been disclosed to PBM which would have been material in the decision of PBM to enter into this Agreement, either at all or on the terms and conditions set out herein.